EXHIBIT 10.1

THE PMI GROUP, INC.

BONUS INCENTIVE PLAN

(February 20, 2008 Amendment and Restatement)

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1 Effective Date.  The Plan previously was amended and restated effective as of September 19, 2007. The Plan hereby is amended and restated effective as of February 20, 2008, subject to the affirmative vote of the holders of a majority of the Shares that were present in person or by proxy and entitled to vote at the 2008 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan.  The Plan is intended to increase stockholder value and the success of the Company by motivating Participants (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing Participants with the opportunity to earn incentive awards for the achievement of goals relating to the performance of the Company. The Plan is intended to help achieve long term stockholder value and permit the payment of bonuses that qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula.

2.2 “Adjusted Book Value” means “Book Value” excluding certain non-operating items that are considered outside the control of management, as determined by the Committee pursuant to Section 2.38 hereunder.

2.3 “Affiliate” means each corporation, trade or business which is, together with the Company, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of section 414(b), (c) or (m) of the Code), but only for the period during which such other entity is so affiliated with the Company. Notwithstanding the foregoing, in applying sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and in applying Treasury regulation section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of section 414(c) of the Code, the phrase “at least 50 percent” will be used instead of “at least 80 percent” at each place it appears in such sections.

2.4 “Base Salary” means as to any Performance Period, the Participant’s earned salary during the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans and Affiliate-sponsored plans.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Book Value” means as of a particular date, the Company’s total stockholders’ equity on such date, as derived from the Company’s financial statements for the period ended on such date.

2.7 “Brand Management” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to promotion of a favorable brand image and brand recognition.

2.8 “Business Quality” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to the credit quality of one or more business segments of the Company and/or its Affiliates or of their insurance portfolios.

2.9 “Capital” means the sum of the par value of the Company’s outstanding Common Stock and the paid-in capital of the Company, including cash derived from the issuance of debt and/or equity as well as other sources. “Capital” may also mean, in the discretion of the Committee, the capital resources of the Company available to meet its commitments.

2.10 “Cash Flow” means as to any Performance Period, cash generated from operating activities.

2.11 “Cash Operating Earnings” means as to any Performance Period, operating earnings adjusted for certain non-cash items such as, but not necessarily limited to, the amortization of goodwill and other acquired intangible assets.

2.12 “Change of Control” means a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as determined in accordance with section 409A(a)(2)(A)(v) of the Code and Treasury regulation section 1.409A-3(i)(5), and as set forth below:

(a) A change in the ownership of the Company occurs on the date that any one person or more than one person acting as a group (a “Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company shall not be considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company within the meaning of subsection (b) below). An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this subsection (a). This subsection (a) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and the Company’s stock remains outstanding after the transaction;

(b) A change in the effective control of the Company occurs on the date that either: (1) any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or (2) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. A change in effective control also may occur in a transaction in which either of the two corporations involved in the transaction has a Change of Control under subsection (a) above or (c) below. For purposes of this subsection (b), if any one Person is considered to effectively control the Company within the meaning of this subsection (b), the acquisition of additional control of the Company by such Person shall not be considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company within the meaning of subsection (a) above); or

(c) A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change of Control under this subsection (c) when there is a transfer of assets of the Company to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below. A transfer of assets by the Company shall not be treated as a change in the ownership of such assets if the assets are transferred to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (3) above. For purposes of this subsection (c) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.

For purposes of this Section 2.12, persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, and if a person, including an entity, owns stock in both the Company and another corporation and the Company and the other corporation enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in the Company before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Section 318(a) of the Code also applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option); provided, however, that if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury regulation sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

2.13 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other Treasury Department or Internal Revenue Service guidance promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.14 “Combined Ratio” means as to any Performance Period, the percentage equal to the sum of the Expense Ratio and Loss Ratio.

2.15 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.

2.16 “Company” means The PMI Group, Inc., a Delaware corporation, or any successor thereto.

2.17 “Customer Satisfaction” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to fulfillment of customer expectations and/or customer ratings.

2.18 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.19 “Disability” or “Disabled” means (a) the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The Committee shall determine whether or not a Participant is Disabled based on such evidence as the Committee deems necessary or advisable. Notwithstanding the foregoing, a Participant shall be deemed Disabled if he or she is determined to be totally disabled by the Social Security Administration.

2.20 “Earnings” means as to any Performance Period, the Company’s income before taxes.

2.21 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.22 “Equity in the Earnings of Unconsolidated Subsidiaries” means the Company’s interest in the net income (losses) of entities that are partially owned by the Company, and the financial results of which are not consolidated with the Company’s financial results.

2.23 “Expense Ratio” means as to any Performance Period, the ratio of total underwriting and operating expenses to net premiums written or premiums earned, as determined by the Committee.

2.24 “Fair Market Value” means the per share closing market price of the Shares, as quoted in the New York Stock Exchange Composite Transactions Index for the date in question.

2.25 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.26 “Fiscal Year” means the fiscal year of the Company.

2.27 “Incurred Losses” means claims paid and loss adjustment expenses incurred during a particular period, and including the changes in loss reserves over the period.

2.28 “Loss Ratio” means as to any Performance Period, the ratio of the Company’s losses and loss adjustment expenses to premiums earned.

2.29 “Market Share” means as to any Performance Period, the Company’s or a business unit’s percentage of a market segment with respect to a product.

2.30 “Maximum Award” means as to any Participant during any period of three (3) consecutive Fiscal Years, $12 million.

2.31 “Net Income” means as to any Performance Period, the income after taxes for the Performance Period.

2.32 “New Insurance Written” means as to any Performance Period, the aggregate principal balances of all loans that receive new mortgage insurance coverage during a given period.

2.33 “Operating Cash Flow” means the sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital, excluding investment and financing activities and other items considered outside the control of management in the determination of the Committee.

2.34 “Operating Income” means as to any Performance Period, the difference between revenue and related costs and expenses, excluding income derived from sources other than operating activities, such as investment and financing activities and other items considered outside the control of management in the determination of the Committee.

2.35 “Paid Claims” means as to any Performance Period, amounts paid on primary and pool insurance claims.

2.36 “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.37 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.38 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Adjusted Book Value, (b) Book Value, (c) Brand Management, (d) Business Quality, (e) Capital, (f) Cash Flow, (g) Cash Operating Earnings, (h) Combined Ratio, (i) Customer Satisfaction, (j) Earnings, (k) Equity in the Earnings of Unconsolidated Subsidiaries, (l) Expense Ratio, (m) Incurred Losses, (n) Loss Ratio, (o) Market Share, (p) Net Income, (q) Operating Income, I New Insurance Written, (s) Operating Cash Flow, (t) Paid Claims, (u) Premiums, (v) Price to Book Value Ratio, (w) Price to Earnings Ratio, (x) Ratings, (y) Return on Average Assets, (z) Return on Average Equity, (aa) Return on Revenue, (bb) Revenue, (cc) Risk in Force, (dd) Total Shareholder Return, and (ee) Value Added. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from award to award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against particular segments or products of the Company and/or (v) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee shall determine whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants (whether or not such determinations result in any Performance Goal being measured on a basis other than generally accepted accounting principles).

2.39 “Performance Period” means any Fiscal Year or such other period longer or shorter than a Fiscal Year but not shorter than a Fiscal Quarter nor longer than three Fiscal Years, as determined by the Committee in its sole discretion.

2.40 “Plan” means The PMI Group, Inc. Bonus Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.41 “Premiums” means amounts charged to customers with respect to the Company’s insurance products.

2.42 “Price to Book Value Ratio” means as of a particular date, a ratio equal to the Fair Market Value per share of the Company’s common stock divided by the Company’s Book Value.

2.43 “Price to Earnings Ratio” means as of a particular date, a ratio equal to the Fair Market Value per share of the Company’s common stock divided by the Company’s Earnings per share as of the applicable date of the Company’s financial statements, and for the period ending on such date.

2.44 “Ratings” means the Company’s debt ratings and/or the insurer financial strength ratings of the Company and/or its Affiliates provided by independent rating agencies.

2.45 “Retirement” means (a) a Termination of Service occurring on or after age sixty-five, (b) a Termination of Service at or after age fifty-five with at least ten years of Benefit Accrual Service (as defined under The PMI Group, Inc. Retirement Plan, as amended), or (c) a Termination of Service approved by the Company as an early retirement; provided that in the case of a person subject to Section 16 of the Securities Exchange Act of 1934, as amended, such early retirement must be approved by the Committee.

2.46 “Return on Average Assets” means as to any Performance Period, Net Income divided by the average of beginning and ending designated Company or business unit assets.

2.47 “Return on Average Equity” means as to any Performance Period, the percentage equal to Net Income divided by average stockholders’ equity.

2.48 “Return on Revenue” means as to any Performance Period, the percentage equal to Net Income, divided by Revenue.

2.49 “Revenue” means premiums, net investment income, net realized investment gains and losses, and other revenue generated for the Performance Period.

2.50 “Risk in Force” means as of a particular date, the aggregate dollar amount of each insured mortgage loan’s principal balance at such date multiplied by the insurance coverage percentage specified in the policy.

2.51 “Shares” means shares of the Company’s common stock, $0.01 par value.

2.52 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3.3.

2.53 “Termination of Service” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason (as determined in accordance with section 409A(a)(2)(A)(i) of the Code and Treasury regulation section 1.409A-1(h), including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate. For this purpose, the employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence, except that if the period of such leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, then the employment relationship shall be deemed to have terminated on the first day immediately following such six-month period. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate.

2.54 “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

2.55 “Value Added” means a number, expressed as a percentage of the average stockholder’s equity, equal to the difference between Net Income adjusted for (i) the elimination of the cumulative effects of changes in accounting standards, (ii) amortization of gains or losses on equipment disposition in lieu of reported gains or losses, (iii) amortization of gains or losses from repurchasing and refinancing of debt (including costs associated with preferred stock redemption) in lieu of realized gains and losses, (iv) amortized bond, equity and other portfolio gains and losses in lieu of realized gains and losses as reported, and (v) exclusion of pretax amortization of intangibles, including goodwill, related to assets acquired in a business acquisition that is still owned by the Company, minus the capital charge. The capital charge is determined as the product of the Company’s average stockholder’s equity and the Company’s imputed equity cost based on a formula approved by the Committee.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants.  The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and shall be determined on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Goals.  The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards.  The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level, and (d) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award(s) exceed the Maximum Award for the applicable period.

3.5 Date for Determinations.  The Committee shall make all determinations under Sections 3.1 through 3.4 on or before the Determination Date.

3.6 Determination of Actual Awards.  After the end of each Performance Period the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified in writing by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) other than as provided in Section 3.7, eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine whether or not any Participant will receive an Actual Award in the event the Participant incurs a Termination of Service prior to the date the Actual Award is to be paid pursuant Section 4.2 below.

3.7 Special Rule for Change of Control.  Notwithstanding any contrary provision of the Plan, all then ongoing Performance Periods shall be deemed terminated immediately prior to the occurrence of a Change of Control and 100% of Target Awards shall be deemed to be earned and shall be paid to the Participants no later than two and one-half months after the Change of Control.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment.  Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment.  Subject to Section 3.6, payment of each Actual Award shall be made as soon as administratively practicable, but in no event later than two and one-half months after the end of the applicable Performance Period. Unless otherwise determined by the Committee, and except as provided in Section 4.4 (relating to death and Disability), a Participant must be employed by the Company or any Affiliate on the date of payment to receive a payment under the Plan.

4.3 Form of Payment.  Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in restricted stock granted under the Company’s Equity Incentive Plan. The number of Shares of restricted stock granted shall be determined by dividing the cash amount foregone by the Fair Market Value of a Share on the date that the cash payment otherwise would have been made. Any such restricted stock may be subject to a vesting schedule (not to exceed two calendar years) determined by the Committee, provided that accelerated vesting automatically shall occur upon death, Disability, Retirement, Change of Control, or involuntary Termination of Service without cause.

4.4 Payment in the Event of Death or Disability.  If a Participant dies or becomes Disabled prior to the payment of an Actual Award (determined under Section 3.6) that was scheduled to be paid to him or her prior to death or Disability for a prior Performance Period, the Award shall be paid to his or her designated beneficiary or to the Participant, as the case may be, subject to the Committee’s discretion to reduce or eliminate any Actual Award otherwise payable.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator.  The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date of the Plan, the Plan shall be administered by the Compensation Committee of the Board.

5.2 Committee Authority.  It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 6

GENERAL PROVISIONS

6.1 Tax Withholding.  The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes from any Actual Award, including any federal, state, local and other taxes.

6.2 No Effect on Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 Participation.  No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5 Successors.  All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.6 Beneficiary Designations

(a) Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures as the Committee may specify from time to time, designate one or more Beneficiaries to receive any Actual Award payable to the Participant at the time of his or her death. Notwithstanding any contrary provision of this Section 6.6 shall be operative only after (and for so long as) the Committee determines (on a uniform and nondiscriminatory basis) to permit the designation of Beneficiaries.

(b) Changes. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

(c) Failed Designation. If the Committee does not make this Section 6.6 operative or if Participant dies without having effectively designated a Beneficiary, the Participant’s Account shall be payable to the general beneficiary shown on the records of the Employer. If no Beneficiary survives the Participant, the Participant’s Account shall be payable to his or her estate.

6.7 Nontransferability of Awards.  No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8 Deferrals.  The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Unless otherwise expressly determined by the Committee, the rules and procedures for any deferral elections and deferrals shall be designed to comply with Section 409A of the Code.

SECTION 7

AMENDMENT, TERMINATION AND DURATION

7.1 Amendment, Suspension or Termination.  The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2 Duration of the Plan.  The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8

LEGAL CONSTRUCTION

8.1 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3 Requirements of Law.  The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4 Governing Law.  The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.5 Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed the amended and restated Plan on the date indicated below.

THE PMI GROUP, INC.

Date: May 20, 2008	By:	/s/ Charles Broom

Name: Charles Broom Title: Senior Vice President